EXHIBIT 99.1

Press Release

TUT SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

Reports 63.4% Year-Over-Year Increase in First Quarter Revenue

Lake Oswego, Oregon, May 9, 2006 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its first quarter results for 2006. Revenue for the quarter ended March 31, 2006, was $11.5 million compared with revenue of $7.1 million for the quarter ended March 31, 2005. This represents an increase in revenue of 63.4% when compared with the first quarter of 2005, and a 7.7% increase when compared with fourth quarter 2005 revenue of $10.7 million.

Revenue related to video processing systems was $10.5 million and $5.9 million for the quarters ended March 31, 2006 and 2005, respectively. Revenue relating to private broadband network products was $1.0 million and $1.1 million for the quarters ended March 31, 2006 and 2005, respectively. International sales represented 19.2% and 18.0% of total sales for the quarters ended March 31, 2006 and 2005, respectively.

Gross profit for the quarter ended March 31, 2006, was $4.0 million, an increase of 60%, compared with gross profit of $2.5 million for the quarter ended March 31, 2005. Included in gross profit was a charge for amortization of intangibles of $0.4 million for each of the quarters ended March 31, 2006 and 2005.

Gross margin for the quarter ended March 31, 2006, was 34.3%, a sequential quarterly improvement of 6.4 percentage points when compared with fourth quarter 2005 gross margin of 27.9%.

Net loss for the three months ended March 31, 2006, was $(3.1) million or $(0.09) per basic and diluted share. This compares with the net loss for the three months ended March 31, 2005, of $(3.3) million or $(0.13) per basic and diluted share.

First Quarter Conference Call Information

Tut Systems will host a conference call to discuss first quarter results on May 10, 2006 beginning at 5:30 am Pacific time. Participants of the conference call should dial in at least five minutes before the start time.

Conference ID # 8355765

U.S. and Canada dial (877) 356-8058

International participants dial (706) 634-2465

Online at www.tutsys.com

A replay will be available two hours after the call ends for one week dial

(800) 642-1687 or (706) 645-9291 and enter the conference ID number. A replay will also be available at www.tutsys.com.

Recent Announcements:

Significant announcements from Tut Systems since the fourth quarter earnings release include:

1/30/06	Tut Systems Wins $3m+ Contract to Expand IPTV Headend with MPEG-4 AVC at Iowa Network Services

2/1/06	Tut Systems to Highlight Industry-Leading IPTV Solutions at Annual NTCA Event

2/2/06	Tut Systems Sponsors IPTV Forum in Miami

2/6/06	Tut Systems Named Reseller of Siemens SURPASS Home Entertainment Middleware and Services to Help Expand IPTV Market Leadership in U.S. Independent Operator Market

2/16/06	Tut Systems Expands Sales Channels Into China

3/7/06	Tut Systems Deploys IPTV Headend with OEN

3/9/06	Tut Systems Delivers Academy Awards with China Netcom

3/14/06	Tut Systems to Demonstrate and Present at TelecomNEXT

3/16/06	Tut Systems Unleashes Third Wave of IPTV Deployments

3/21/06	Tut Systems and Verimatrix Win Content Protection and Access Security Contract at MBO Video

4/3/06	Tut Systems Hits Home Run with Major League Baseball

4/4/06	Tut Systems Introduces Revolutionary Power-over-Broadband Product Line for Remote Surveillance and Wi-Fi Applications

4/11/06	Tut Systems Astria® Platform Named Most Deployed IPTV Headend Solution Globally

4/13/06	Tut Systems’ IPTV Solutions Selected as InfoVision Award Finalist

4/18/06	Tut Systems Announces New T2 Product Line to Power Quad-Play Services for Hotels

4/20/06	Tut Systems Previews MPEG-4 AVC High Definition Compression Technology at NAB 2006

4/27/06	Tut Systems to Release Q1 2006 Results on May 9, 2006, Followed by a Conference Call on May 10, 2006

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, forward-looking statements include statements relating to our anticipation of future worldwide growth in the IPTV market. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of the IPTV deployment will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. delivers advanced content processing and distribution products as well as comprehensive system integration services for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies worldwide use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia. For more information visit www.tutsys.com or call (971) 217-0400.

- FINANCIAL TABLES FOLLOW -

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2005	2006
Revenue	$7,053	$11,522
Cost of goods sold	4,515	7,571

Gross profit	2,538	3,951

Operating expenses:
Sales and marketing	2,488	2,565
Research and development	2,121	3,210
General and administrative	1,175	1,280

Total operating expenses	5,784	7,055

Loss from operations	(3,246)	(3,104)
Interest and other (expense), net	(74)	(32)

Net loss	$(3,320)	$(3,136)

Net loss per share, basic and diluted	$(0.13)	$(0.09)

Shares used in computing net loss, basic and diluted	25,187	33,563

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,111	$11,432
Short-term investments	1,693	—
Accounts receivable, net	14,873	16,217
Inventories, net	6,719	8,238
Prepaid expenses and other	983	1,321

Total current assets	36,379	37,208
Property and equipment, net	2,827	2,957
Intangibles and other assets	7,977	7,557

Total assets	$47,183	$47,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$7,080	$8,149
Accounts payable and accrued liabilities	8,952	11,141
Deferred revenue	527	516

Total current liabilities	16,559	19,806
Note payable and other long term liabilities	4,222	4,285

Total liabilities	20,781	24,091
Stockholders’ equity	26,402	23,631

Total liabilities and stockholders’ equity	$47,183	$47,722